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                                                                     EXHIBIT 2.1



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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                    HCA INC.,

                            HERCULES HOLDING II, LLC

                                       AND

                        HERCULES ACQUISITION CORPORATION

                                  JULY 24, 2006


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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS............................................................................1

         Section 1.1.      Definitions...........................................................1
         Section 1.2.      Terms Generally.......................................................8

ARTICLE II THE MERGER............................................................................9

         Section 2.1.      The Merger............................................................9
         Section 2.2.      Closing...............................................................9
         Section 2.3.      Effective Time........................................................9
         Section 2.4.      Effects of the Merger.................................................9
         Section 2.5.      Organizational Documents.............................................10
         Section 2.6.      Directors and Officers of Surviving Corporation......................10

ARTICLE III EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS...........10

         Section 3.1.      Conversion of Securities.............................................10
         Section 3.2.      Payment of Cash for Merger Shares....................................11
         Section 3.3.      Treatment of Options and Other Awards................................14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................15

         Section 4.1.      Corporate Existence and Power........................................15
         Section 4.2.      Corporate Authorization..............................................16
         Section 4.3.      Governmental Authorization...........................................16
         Section 4.4.      Non-Contravention....................................................17
         Section 4.5.      Capitalization.......................................................17
         Section 4.6.      Company Subsidiaries and Joint Ventures..............................18
         Section 4.7.      Reports and Financial Statements.....................................19
         Section 4.8.      Undisclosed Liabilities..............................................20
         Section 4.9.      Disclosure Documents.................................................20
         Section 4.10.     Absence of Certain Changes or Events.................................20
         Section 4.11.     Litigation...........................................................21
         Section 4.12.     Taxes................................................................21
         Section 4.13.     ERISA................................................................22
         Section 4.14.     Compliance With Laws.................................................23
         Section 4.15.     Finders' Fees........................................................23
         Section 4.16.     Opinion of Financial Advisors........................................23
         Section 4.17.     Affiliate Transactions...............................................24
         Section 4.18.     Rights Agreement; Anti-Takeover Provisions...........................24
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ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...............................24

         Section 5.1.      Corporate Existence and Power........................................24
         Section 5.2.      Corporate Authorization..............................................24
         Section 5.3.      Governmental Authorization...........................................25
         Section 5.4.      Non-Contravention....................................................25
         Section 5.5.      Disclosure Documents.................................................25
         Section 5.6.      Finders' Fees........................................................25
         Section 5.7.      Financing............................................................25
         Section 5.8.      Equity Rollover Commitment...........................................26
         Section 5.9.      Guarantees...........................................................27
         Section 5.10.     Operations of Parent and Merger Sub..................................27

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER...............................................27

         Section 6.1.      Conduct of the Company and Subsidiaries..............................27
         Section 6.2.      Conduct of Parent and Merger Sub.....................................30
         Section 6.3.      No Control of Other Party's Business.................................30

ARTICLE VII ADDITIONAL AGREEMENTS...............................................................30

         Section 7.1.      Stockholder Meeting; Proxy Material..................................30
         Section 7.2.      Reasonable Best Efforts..............................................32
         Section 7.3.      Access to Information................................................33
         Section 7.4.      Solicitation.........................................................34
         Section 7.5.      Director and Officer Liability.......................................38
         Section 7.6.      Takeover Statutes....................................................39
         Section 7.7.      Public Announcements.................................................39
         Section 7.8.      Notice of Current Events.............................................39
         Section 7.9.      Employee Matters.....................................................40
         Section 7.10.     Financing............................................................41
         Section 7.11.     Actions with Respect to Existing Debt................................44
         Section 7.12.     Actions with Respect to Foundation Options and HTI Warrant...........44
         Section 7.13.     Insurance Matters....................................................45
         Section 7.14.     Section 16(b)........................................................45
         Section 7.15.     Resignation of Directors.............................................45

ARTICLE VIII CONDITIONS TO THE MERGER...........................................................45

         Section 8.1.      Conditions to the Obligations of Each Party..........................45
         Section 8.2.      Conditions to the Obligations of Parent and Merger Sub...............46
         Section 8.3.      Conditions of the Obligations of the Company.........................46
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                                       ii


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ARTICLE IX TERMINATION..........................................................................47

         Section 9.1.      Termination..........................................................47
         Section 9.2.      Termination Fee......................................................48
         Section 9.3.      Effect of Termination................................................50

ARTICLE X MISCELLANEOUS.........................................................................50

         Section 10.1.     Notices..............................................................50
         Section 10.2.     Representations and Warranties.......................................52
         Section 10.3.     Expenses.............................................................52
         Section 10.4.     Amendment............................................................52
         Section 10.5.     Waiver...............................................................53
         Section 10.6.     Successors and Assigns...............................................53
         Section 10.7.     Governing Law........................................................53
         Section 10.8.     Counterparts; Effectiveness; Third Party Beneficiaries...............53
         Section 10.9.     Severability.........................................................53
         Section 10.10.    Entire Agreement.....................................................53
         Section 10.11.    Remedies.............................................................54
         Section 10.12.    Jurisdiction.........................................................54
         Section 10.13.    Authorship...........................................................55
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                                      iii

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of this 24th day of July, 2006 by and among HCA Inc., a Delaware corporation (the "Company"), Hercules Holding II, LLC, a Delaware limited liability company ("Parent") and Hercules Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub").

                                    RECITALS

         WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

         WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company.

         WHEREAS, the Boards of Directors of Parent and Merger Sub have unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

         WHEREAS, certain existing stockholders of the Company desire to contribute Shares to Parent immediately prior to the Effective Time in exchange for shares of capital stock of Parent.

         WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1. Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

         "Acceptable Confidentiality Agreement" has the meaning set forth in
Section 7.4(f)(i).



                  [Agreement and Plan of Merger Signature Page]



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                                                                               2


         "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" has the meaning set forth in the Preamble.

         "Business Day" means any day other than the days on which banks in New York, New York are not required or authorized to close.

         "Certificate" has the meaning set forth in Section 3.1(c).

         "Certificate of Merger" has the meaning set forth in Section 2.3.

         "CIA" has the meaning set forth in Section 4.14(b).

         "Closing" has the meaning set forth in Section 2.2.

         "Closing Date" has the meaning set forth in Section 2.2.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" has the meaning set forth in Section 3.1(a).

         "Company" has the meaning set forth in the Preamble.

         "Company Acquisition Proposal" has the meaning set forth in Section 7.4(f)(ii).

         "Company Benefit Plans" has the meaning set forth in Section 4.13(a).

         "Company Disclosure Letter" has the meaning set forth in the preamble to Article IV.

         "Company Employees" means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

         "Company Joint Venture" means the Persons or other joint venture arrangements set forth in Section 4.6(b) of the Company Disclosure Letter.

         "Company Options" means outstanding options to acquire Shares from the Company granted under the Company Stock Plans.

         "Company Proxy Statement" has the meaning set forth in Section 4.9.

         "Company SEC Reports" has the meaning set forth in Section 4.7(a).

         "Company Securities" has the meaning set forth in Section 4.5(b).



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                                                                               3


         "Company Stockholder Meeting" has the meaning set forth in Section 7.1(a).

         "Company Stock Plans" means the Company's 2005 Equity Incentive Plan, the Columbia/HCA Healthcare Corporation Outside Directors Stock and Incentive Compensation Plan, as amended, the Amended and Restated Columbia/HCA Healthcare Corporation 1992 Stock and Incentive Plan, the Colombia/HCA Healthcare Corporation 2000 Equity Incentive Plan, the HCA-Hospital Corporation of America Nonqualified Initial Option Plan and the Value Health, Inc. 1991 Stock Plan, as amended.

         "Compensation" has the meaning set forth in Section 7.9(a).

         "Confidentiality Agreements" means the Confidentiality Agreement with each of (i) Bain Capital Partners, LLC, dated April 22, 2006, as supplemented by the addendum dated May 26, 2006, (ii) Kohlberg Kravis Roberts & Co. L.P., dated April 23, 2006, as supplemented by the addendum dated May 26, 2006 and (iii) Merrill Lynch Global Partners, Inc., dated April 22, 2006, as supplemented by the addendum dated May 26, 2006.

         "Contract" has the meaning set forth in Section 4.4.

         "Current Employee" has the meaning set forth in Section 7.9(a).

         "Current Policy" has the meaning set forth in Section 7.5(b).

         "Damages" has the meaning set forth in Section 7.5(a).

         "Debt Financing" has the meaning set forth in Section 5.7.

         "Debt Financing Commitments" has the meaning set forth in Section 5.7.

         "Debt Tender Offers" has the meaning set forth in Section 7.11.

         "DGCL" has the meaning set forth in Section 2.1.

         "Dissenting Shares" has the meaning set forth in Section 3.1(d).

         "DOJ" has the meaning set forth in Section 7.2(b).

         "Effective Time" has the meaning set forth in Section 2.3.

         "Employee Benefit Plan" has the meaning set forth in Section 3(3) of ERISA.

         "End Date" has the meaning set forth in Section 9.1(b)(i).

         "Equity Financing" has the meaning set forth in Section 5.7.

         "Equity Financing Commitments" has the meaning set forth in Section
5.7.

         "Equity Rollover Commitment" has the meaning set forth in Section 5.8.


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                                                                               4


         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Excluded Party" has the meaning set forth in Section 7.4(b).

         "Financing" has the meaning set forth in Section 5.7.

         "Financing Commitments" has the meaning set forth in Section 5.7.

         "Foundation Options" means outstanding options to purchase Shares from the Company granted pursuant to Stock Pledge Agreements, dated as of October 9, 1997 and February 25, 1999, between Columbia/HCA Healthcare Inc. and Columbia/HCA Healthcare Foundation, Inc.

         "FTC" has the meaning set forth in Section 7.2(b).

         "GAAP" means United States generally accepted accounting principles.

         "Go Shop Termination Fee" means $300,000,000.

         "Governmental Authority" means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

         "Guarantees" has the meaning set forth in Section 5.9.

         "Guarantors" has the meaning set forth in Section 5.9.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HTI Warrant" means the warrant to purchase 16,910 Shares for an exercise price of $2.29 per Share exercisable until September 17, 2007.

         "Indenture" means the Indenture, dated as of December 15, 1993, by and between Columbia Healthcare Corporation and The First National Bank of Chicago, as supplemented by (i) the First Supplemental Indenture dated as of May 25, 2000, by and between HCA -- The Healthcare Company (successor-in-interest to Columbia Healthcare Corporation) and Bank One Trust Company, N.A. (successor-in-interest to The First National Bank of Chicago), (ii) the Second Supplemental Indenture, dated as of July 1, 2001, by and between HCA Inc. (successor-in-interest to HCA -- The Healthcare Company) and Bank One Trust Company, N.A. and (iii) the Third Supplemental Indenture, dated as of December 5, 2001, by and between HCA Inc. and The Bank of New York (successor trustee to Bank One Trust Company, N.A).

         "Insurance Amount" has the meaning set forth in Section 7.5(b).

         "Intercompany Debt" means any loan, advance or other obligation solely among the Company and/or any of its wholly-owned Subsidiaries.

         "Knowledge" means the actual knowledge of the Persons set forth in
Section 1.1 of the Company Disclosure Letter.

         "Law" means applicable, statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Authority.

         "Liens" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         "Marketing Period" has the meaning set forth in Section 7.10(b).

         "Material Adverse Effect on the Company" means any event, state of facts, circumstance, development, change, effect or occurrence (an "Effect") that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than (i) any Effect resulting from (A) changes in general economic or political conditions or the securities, credit or financial markets in general, (B) general changes or developments in the industries in which the Company and its Subsidiaries operate, including general changes in law or regulation across such industries, (C) the announcement of this Agreement or the pendency or consummation of the Merger, including any labor union activities related thereto, (D) the identity of Parent or any of its Affiliates as the acquiror of the Company, (E) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Parent, (F) any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of the Company or any of its Subsidiaries), (G) changes in generally accepted accounting principles or the interpretation thereof, or (H) any weather related event, except, in the case of the foregoing clauses (A) and (B), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other for profit participants in the industries and in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other for profit participants, or (ii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure shall be considered in determining whether there is a Material Adverse Effect on the Company).

         "Material Subsidiaries" means the Subsidiaries of the Company set forth in Section 4.1 of the Company Disclosure Letter.

         "Merger" has the meaning set forth in the Recitals.

         "Merger Consideration" has the meaning set forth in Section 3.1(c).

         "Merger Shares" has the meaning set forth in Section 3.1(c).

         "Merger Sub" has the meaning set forth in the Preamble.

         "New Financing Commitments" has the meaning set forth in Section 5.7.

         "Notice Period" has the meaning set forth in Section 7.4(d)(ii).

         "Nonvoting Common Stock" has the meaning set forth in Section 3.1(a).

         "No-Shop Period Start Date" has the meaning set forth in Section
7.4(a).

         "OIG" has the meaning set forth in Section 4.14(b).

         "Other Antitrust Laws" means any Law, other than the HSR Act, enacted by any Governmental Authority relating to antitrust matters or regulating competition.

         "Parent" has the meaning set forth in the Preamble.

         "Parent Expenses" has the meaning set forth in Section 9.2(c).

         "Paying Agent" has the meaning set forth in Section 3.2(a).

         "Permits" means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of, the Company or its Subsidiaries.

         "Permitted Liens" means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics, carriers', workmen's, repairmen's, materialmen's or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company SEC Report filed prior to the date of this Agreement; and (x) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Company or the ability of Parent to obtain the Debt Financing.

         "Person" means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

         "Preferred Stock" has the meaning set forth in Section 4.5(a).

         "Proceeding" has the meaning set forth in Section 4.11.

         "Recommendation" has the meaning set forth in Section 7.1(a).

         "Recommendation Withdrawal" has the meaning set forth in Section
7.1(a).

         "Representatives" has the meaning set forth in Section 7.4(a).

         "Required Financial Information" has the meaning set forth in Section 7.10(a).

         "Requisite Stockholder Vote" has the meaning set forth in Section
4.2(a).

         "Restricted Share" has the meaning set forth in Section 3.3(b).

         "RSU" has the meaning set forth in Section 3.3(c).

         "Schedule 13E-3" has the meaning set forth in Section 4.9.

         "SERP" has the meaning set forth in Section 7.9(c).

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Shares" has the meaning set forth in Section 3.1(a).

         "Short-Dated Notes" has the meaning set forth in Section 7.11.

         "Special Committee" means a committee of the Company's Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company's management, formed for the purpose of, among other things, evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the Merger.

         "Stock Purchase" has the meaning set forth in Section 3.3(d).

         "Subsidiary", with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person). With respect to the Company, Subsidiary shall not include any Company Joint Venture.

         "Superior Proposal" has the meaning set forth in Section 7.4(f)(iii).

         "Surviving Corporation" has the meaning set forth in Section 2.1.

         "Surviving Corporation Plan" has the meaning set forth in Section
7.9(b).

         "Takeover Statute" has the meaning set forth in Section 4.18.

         "Tax" means (i) all federal, state, local, foreign and other taxes (including withholding taxes), customs, duties, imposts and other similar governmental charges of any kind or nature whatsoever, together with any interest and any penalties, additions or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

         "Tax Return" means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

         "Termination Fee" means $500,000,000, except (i) in the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) in order to enter into a definitive agreement with respect to a Company Acquisition Proposal with an Excluded Party, or (ii) in the event that this Agreement is terminated by Parent or Merger Sub pursuant to Section 9.1(d)(ii) in a circumstance in which the event giving rise to the right of termination is based on the submission to the Company of a Company Acquisition Proposal by an Excluded Party, in which cases the Termination Fee shall mean the Go Shop Termination Fee.

         Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words "this Agreement", "herein", "hereof", "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits and the Company Disclosure Letter) and not to any particular provision of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or

Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

                                   ARTICLE II
                                   THE MERGER

         Section 2.1. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Merger Sub will merge with and into the Company (the "Merger"), the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the "Surviving Corporation").

         Section 2.2. Closing. Unless otherwise mutually agreed in writing by the Company and Merger Sub, the closing of the Merger (the "Closing") will take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 10:00 a.m. on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) a date during the Marketing Period to be specified by Merger Sub on no less than three Business Days' notice to the Company, (b) the final day of the Marketing Period, and (c) the End Date. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date".

         Section 2.3. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the "Effective Time").

         Section 2.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

         Section 2.5. Organizational Documents. At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be HCA Inc. and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law, except the references to Merger Sub's name shall be replaced by references to HCA Inc.

         Section 2.6. Directors and Officers of Surviving Corporation. The directors of Merger Sub and the officers of the Company (other than those who Merger Sub determines shall not remain as officers of the Surviving Corporation), in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

                                   ARTICLE III
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

         Section 3.1. Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of the Shares:

                  (a) Each share of Common Stock, par value $.01 per share, of the Company (the "Common Stock") and each share of Nonvoting Common Stock, par value $.01 per share, of the Company (the "Nonvoting Common Stock" and, together with the shares of Common Stock, the "Shares") held by the Company as treasury stock or otherwise owned by Parent immediately prior to the Effective Time (including any Shares acquired by Parent immediately prior to the Effective Time pursuant to the Equity Rollover Commitment or other agreements with holders of Shares (including Restricted Shares)) shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto. Each Share owned by any wholly-owned Subsidiary of Parent or any wholly-owned Subsidiary of the Company shall remain outstanding after the Effective Time.

                  (b) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

                  (c) Each Share (including any Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled or to remain outstanding pursuant to Section 3.1(a) and Dissenting Shares), automatically shall be canceled and converted into the right to receive $51.00 in cash, without interest (the

         "Merger Consideration"), payable to the holder thereof upon surrender of the stock certificate formerly representing such Share (a "Certificate") in the manner provided in Section 3.2. Such Shares, other than those canceled or that remain outstanding pursuant to
         Section 3.1(a) and Dissenting Shares, sometimes are referred to herein as the "Merger Shares."

                  (d) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 3.1(a)) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with,
         Section 262 of the DGCL (the "Dissenting Shares") will not be convertible into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

                  (e) If between the date of this Agreement and the Effective Time the number of outstanding Shares is changed into a different number of shares or a different class (other than the conversion of any shares of Nonvoting Common Stock to shares of Common Stock), by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Share shall be correspondingly adjusted.

                  (f) For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares (including Restricted Shares) to Parent pursuant to the Equity Rollover Commitment or other agreements with holders of Shares (including Restricted Shares) shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

         Section 3.2. Payment of Cash for Merger Shares. (a) Prior to the Closing Date, the Company shall (i) designate a bank or trust company that is reasonably satisfactory to Parent (the "Paying Agent") and (ii) enter into a paying agent agreement, in form and substance reasonably satisfactory to Parent, with such Paying Agent, to serve as the Paying Agent for the Merger Consideration and payments in respect of the Company Options and RSUs, unless another agent is designated as provided in Section 3.3(a). Immediately following the Effective Time, the Surviving Corporation will deposit, or Parent shall cause the Surviving Corporation to deposit, with the Paying Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time plus any cash necessary to pay for Company Options and RSUs outstanding immediately prior to the Effective Time pursuant to Section 3.3(a). Pending distribution of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares, RSUs and Company Options outstanding immediately prior to the Effective Time and shall not be used for any other purposes; provided, however, that the Surviving Corporation may direct the Paying Agent to invest such cash in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreement or banker's acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $1,000,000,000 (based on the most recent financial statements of such bank which are publicly available), or (iii) commercial paper obligations rated P-1 or A-1 or better by Standard & Poor's Corporation or Moody's Investor Services, Inc. Any profit or loss resulting from, or interest and other income produced by, such investments shall be for the account of the Surviving Corporation.

                  (b) As promptly as practicable after the Effective Time, the Surviving Corporation shall send, or cause the Paying Agent to send, to each record holder of Merger Shares entitled to receive the Merger Consideration a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates (or effective affidavits of loss in lieu thereof) will be effected, and risk of loss and title will pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent. Upon surrender of Certificate or Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Paying Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, less any amounts required to be withheld for Tax. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding Certificate in respect thereof.

                  (c) If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the reasonable satisfaction of the Paying Agent that such stock transfer taxes have been paid or are not payable.

                  (d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

                  (e) If any cash deposited with the Paying Agent remains unclaimed twelve months after the Effective Time, such cash shall be returned to the Surviving Corporation upon demand, and any holder who has not surrendered such holder's Certificates for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Certificates as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

                  (f) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, including Dissenting Shares.

                  (g) From and after the Effective Time, the holders of Shares (other than Dissenting Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

                  (h) In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the proper amount of the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

                  (i) Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder and any amounts to be paid hereunder in respect of Company Options or RSUs any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be timely paid to the applicable Tax authority and shall be treated for all purposes as having been paid to the holder from whose Merger Consideration (or amounts payable hereunder with respect to Company Options or RSUs) the amounts were so deducted and withheld.

         Section 3.3. Treatment of Options and Other Awards. (a) As of the Effective Time, except as otherwise agreed by Parent and a holder of Company Options with respect to such holder's Company Options, each Company Option will be cancelled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the excess (if any) of (A) the product of (i) the number of Shares subject to such Company Option and (ii) the Merger Consideration over (B) the aggregate exercise price of such Company Option, without interest and less any amounts required to be deducted and withheld under any applicable Law. All payments with respect to canceled Company Options shall be made by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.2(a).

                  (b) As of the Effective Time, except as otherwise agreed by Parent and a holder of Restricted Shares with respect to such holder's Restricted Shares, each Share outstanding immediately prior to the Effective Time subject to vesting or other lapse restrictions pursuant to any Company Stock Plan or any applicable restricted stock award agreement (each a "Restricted Share") which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and shall, as of the Effective Time, be canceled and converted into the right to receive the Merger Consideration in accordance with Section 3.1(c).

                  (c) The Company shall use reasonable best efforts to ensure that except as otherwise agreed by Parent and a holder of RSUs with respect to such holder's RSUs, (i) immediately prior to the Effective Time, each award of a right under any Company Stock Plan entitling the holder thereof to Restricted Shares, shares of Common Stock or cash equal to or based on the value of Common Stock (collectively, "RSUs") which, in each case, is outstanding as of the Effective Time, shall vest and become free of any lapse restriction (without regard to whether the RSUs are then vested or the applicable restrictions have lapsed) and, as of the Effective Time be canceled, and (ii) at the Effective Time, the holder thereof shall be entitled to receive an amount in cash equal to the (1) product of (A) the number of shares previously subject to such RSU and (B) the Merger Consideration, and the (2) the value of any deemed dividend equivalents accrued but unpaid with respect to such RSUs, less any amounts required to be withheld under any applicable Law. All payments with respect to canceled RSUs shall be made by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.2(a).

                  (d) At the Effective Time, except as otherwise agreed by Parent and a participant, all amounts withheld by the Company on behalf of the participants in the HCA Employee Stock Purchase Plan and the HCA Inc. Amended and Restated Management Stock Purchase Plan (the "Stock Purchase Plans", and such participants, the "Participants")) from the beginning of the applicable existing salary deferral periods through the Effective Time will be deemed to have been used to purchase Common Stock pursuant to the terms of the Stock Purchase Plans, using the Effective Time as the last date of the applicable offering period under the Stock Purchase Plans (the "Deemed Purchase") and each such share of Common Stock will be deemed to have been cancelled and converted into the right to receive the Merger Consideration, such that, as of the Effective Time, on a net basis, each Participant shall be entitled to receive, without interest and less any amounts required to be deducted and withheld under any applicable Law, (i) refund by the Company of all deferrals made to the Stock Purchase Plans by the Participant during the applicable existing salary deferral periods and (ii) an amount in cash equal to the excess (if any) of (A) the product of (1) the number of Shares that the Participant is deemed to have acquired pursuant to the terms of the applicable Stock Purchase Plan pursuant to the applicable Deemed Purchase and (2) the Merger Consideration, over (B) the aggregate amount of the Participant's purchase price deemed to have been paid in the Deemed Purchase (such cash amount described in (ii) being the "Net SPP Payment"). All Net SPP Payments shall be paid by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.2(a). However, in connection with the foregoing, if and to the extent permitted by the applicable Stock Purchase Plan, on or after the date of this Agreement, in no event (i) shall any person who is not currently participating in any Stock Purchase Plan be permitted to begin participating in any Stock Purchase Plan, and (ii) shall any person who is currently participating in any Stock Purchase Plan be permitted to increase the amount of salary that may otherwise be deferred and deemed used to purchase shares of Common Stock under any Stock Purchase Plan from that level of salary deferral amount in effect as of the date of this Agreement; and provided, further, that in no event may any new salary deferral period commence after the date hereof and prior to the Effective Time.

                  (e) Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 3.3, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the "Company Disclosure Letter") or as may be disclosed in reasonable detail in the Company SEC Reports filed prior to the date of this Agreement, the Company hereby represents and warrants to Merger Sub that:

         Section 4.1. Corporate Existence and Power. Each of the Company and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction (with respect to jurisdictions that recognize the concept of good standing), except in the case of the Material Subsidiaries, where the failure to be so organized, existing and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company, each Material Subsidiary and, to the Knowledge of the Company, each Company Joint Venture has all corporate or similar powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted, except in the case of the Material Subsidiaries and the Company Joint Ventures, where the failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and each Material Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any Material Subsidiary nor, to the Company's knowledge, any Company Joint Venture, is in violation of its organizational or governing documents in any material respect.

         Section 4.2. Corporate Authorization. (a) The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the "Requisite Stockholder Vote"), to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for the adoption of this Agreement by the Requisite Stockholder Vote, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. The Board of Directors of the Company has taken all actions necessary to ensure that the supermajority voting provisions of Article Fourteenth of the Company's Restated Certificate of Incorporation are not applicable to the Merger or the adoption of the Merger Agreement by the stockholders of the Company. The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders (other than holders of Shares that are Affiliates of Parent or holders of Shares being contributed to Parent in connection with the Merger), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting.

                  (b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally and general equitable principles.

         Section 4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the

Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) the applicable requirements of the Exchange Act including the filing of the Company Proxy Statement and the
Schedule 13E-3; (iv) compliance with the rules and regulations of the New York Stock Exchange; (v) compliance with any applicable foreign or state securities or blue sky laws; (vi) the consents and/or notices listed in Section 4.3 of the Company Disclosure Letter; and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

         Section 4.4. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of (A) the Company or (B) any of its Subsidiaries or, to the Company's Knowledge, Company Joint Ventures; (ii) assuming compliance with the matters referenced in Section
4.3 and the receipt of the Requisite Stockholder Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or Company Joint Ventures or any of their respective properties or assets; (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except in the case of clauses (i)(B), (ii) and (iii) above, which would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

         Section 4.5. Capitalization. (a) The authorized share capital of the Company consists of 1,600,000,000 shares of Common Stock, 50,000,000 shares of Nonvoting Common Stock and 25,000,000 shares of Preferred Stock (the "Preferred Stock"). As of June 30, 2006, there were (i) (A) 388,237,497 shares of Common Stock issued and outstanding (including 6,158,958 Restricted Shares), (B) 21,000,000 shares of Nonvoting Common Stock issued and outstanding and (C) no shares of Preferred Stock issued and outstanding, (ii) Company Options to purchase an aggregate of 24,764,222 shares of Common Stock, with a weighted average exercise price of $39.08 per share, issued and outstanding, (iii) Foundation Options to purchase an aggregate of 3,104,006 shares of Common Stock, with a weighted average exercise price of $20.34 per share, issued and outstanding and (iv) 5,685,444 shares of Common Stock available for issuance under the Stock Purchase Plans. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiaries of the Company own any Shares or any other equity securities of the Company.

                  (b) Except as set forth in this Section 4.5, except with respect to the Stock Purchase Plans and except for the 21,000,000 shares of Common Stock which have been reserved for issuance upon the conversion of the shares of Nonvoting Common Stock, there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, other than Company Options, Foundation Options and HTI Warrants; (iii) Company Options or other rights or options to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or such Subsidiary, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

                  (c) Other than the issuance of Shares upon exercise of Company Options, since June 30, 2006 to the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and neither the Company nor any of its Subsidiaries has issued, sold, repurchased, redeemed or otherwise acquired any Company Securities, and their respective Boards of Directors have not authorized any of the foregoing.

                  (d) Neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Company Joint Venture or any other Person, other than Intercompany Debt and any such commitment, arrangement or agreement in the ordinary course of business consistent with past practice.

                  (e) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are outstanding.

         Section 4.6. Company Subsidiaries and Joint Ventures. (a) Section 4.6(a) of the Company Disclosure Letter sets forth a list of all Unrestricted Subsidiaries (as such term is defined in the Indenture).

                  (b) Section 4.6(b) of the Company Disclosure Letter sets forth a list of all Company Joint Ventures. All equity interests of any Subsidiary of the Company and the Company Joint Ventures held by the Company or any other Subsidiary of the Company are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than Permitted Liens.

         Section 4.7. Reports and Financial Statements. (a) The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC pursuant to the Exchange Act or other applicable United States federal securities Laws since January 1, 2003 (all such forms, reports, statements, certificates and other documents filed since January 1, 2003, with any amendments thereto, collectively, the "Company SEC Reports"), each of which, including any financial statements or schedules included therein, as finally amended prior to the date of this Agreement, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. None of the Company's Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports contained, when filed with the SEC and, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly presents (subject, in the case of the unaudited statements, to the absence of notes and normal year-end audit adjustments as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act), in all material respects, the results of the consolidated operations and changes in stockholders' equity and cash flows and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such consolidated financial statements (including the related notes and schedules, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act.

                  (c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the management of the Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (y) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

         Section 4.8. Undisclosed Liabilities. Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company (including the notes thereto) included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, (iii) for liabilities that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, (iv) for liabilities incurred in connection with the transactions contemplated hereby, or (v) for liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

         Section 4.9. Disclosure Documents. The proxy statement (the "Company Proxy Statement") and the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") relating to the Merger and the other transactions contemplated hereby, to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is filed with the SEC, or, in the case of the Company Proxy Statement, at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement, the Schedule 13E-3 and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

         Section 4.10. Absence of Certain Changes or Events. Since December 31, 2005, (i) no Effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) to the date of this Agreement, the Company and its Subsidiaries, and, to the Company's Knowledge, the Company Joint Ventures, have carried on their respective businesses in all material respects in the ordinary course of business.

         Section 4.11. Litigation. Neither the Company, any of its Subsidiaries nor, to the Company's Knowledge, any Company Joint Venture is a party to any, and there are no pending or, to the Company's Knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations (a "Proceeding") of any nature against the Company or any of its Subsidiaries or any Company Joint Ventures, except for any Proceeding which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company, any of its Subsidiaries, to the Knowledge of the Company, any Company Joint Venture nor any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon the Company, any of its Subsidiaries, any Company Joint Venture or their respective properties or assets, except for any injunction, order, judgment, decree or regulatory restriction which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         Section 4.12. Taxes. The representations and warranties contained in
Section 4.7(b), Section 4.12 and Section 4.13 are (i) the only representations and warranties being made by the Company with respect to Taxes related to the Company, any of its Subsidiaries, or any Company Joint Venture or this Agreement or its subject matter, and no other representation and warranty contained in any other section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or implied, is being made with respect thereto, and (ii) limited to the Company's Knowledge to the extent such representations and warranties relate to any Company Joint Venture:

                  (a) All Tax Returns required to be filed by or with respect to the Company, any of its Subsidiaries, or any Company Joint Venture have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete, except for Tax Returns as to which the failure to so file or be true, complete and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                  (b) The Company, its Subsidiaries and the Company Joint Ventures have fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 4.12(a)), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP and for Taxes as to which the failure to pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, and have made adequate provision in the applicable financial statements in accordance with GAAP for any material Tax that is not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

                  (c) No audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Company Joint Venture, except for such audits and proceedings that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (d) There are no Tax sharing agreements (or similar agreements) under which the Company, any of its Subsidiaries or, to the Company's Knowledge, any Company Joint Venture could be liable for the Tax liability of an entity that is neither the Company nor any or its Subsidiaries, nor, to the Company's Knowledge, any Company Joint Venture, except for such agreements that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (e) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

                  (f) None of the Company or any of its Subsidiaries has entered into a "listed transaction" that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or relevant Subsidiary.

         Section 4.13. ERISA. (a) With respect to each Employee Benefit Plan, including multiemployer plans within the meaning of ERISA Section 3(37) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, under which any Company Employee has any present or future right to benefits, maintained or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any present or future liability (the "Company Benefit Plans"), individually and in the aggregate, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company under ERISA, the Code or any other applicable Law and no nonexempt "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Benefit Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (b) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the annual expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. No Company Benefit Plan or Company Stock Plan exists that could
         (i) result in the payment to any Company Employee of any money or other property, (ii) accelerate or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Company Employee, or (iii) limit or restrict the ability of the Company or its Subsidiaries to merge, amend or terminate any Company Benefit Plan, in each case, as a result of the execution of this Agreement or otherwise related in any way to the transactions contemplated by this Agreement; and no such payment would reasonably be expected to constitute a material parachute payment within the meaning of Code Section 280G.

                  (c) Schedule 4.13(c) of the Company Disclosure Letter sets forth a list of all material Company Benefit Plans. The Company has made available to Parent true and complete copies of all material Company Benefit Plans.

                  (d) All Company Options have been granted in accordance with the terms of the applicable Company Stock Plan and applicable Law (including, without limitation, Section 409A of the Code), with an exercise price at least equal to the fair market value of the underlying Common Stock on the date of any such grant, except for such failures, if any, to be so granted which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

         Section 4.14. Compliance With Laws. (a) The Company, each of its Subsidiaries and, to the Knowledge of the Company, each of the Company Joint Ventures is, and at all times since December 31, 2003 has been, in compliance with all Laws applicable to the Company, its Subsidiaries, the Company Joint Ventures and their respective businesses and activities, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (b) The Company is, and at all times since December 14, 2000 has been, in compliance in all material respects with the requirements of the Corporate Integrity Agreement (the "CIA"), dated as of December 14, 2000, between the Company and the Office of Inspector General of the United States Department of Health and Human Services (the "OIG").

                  (c) The Company has not received any written, or to the Company's Knowledge, oral notice from the OIG that the Company is not in compliance in all material respects with the terms of the CIA.

                  (d) The Company and each Subsidiary of the Company has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company and each Subsidiary to carry on their respective businesses as currently conducted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         Section 4.15. Finders' Fees. No agent, broker, investment banker, financial advisor or other firm or person except Credit Suisse Securities (USA) LLC and Morgan Stanley & Co, Incorporated is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. The Company has disclosed to Parent all material terms of the engagement of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co., Incorporated, including the amount of such fees and any right of first offer or other "tail" provisions.

         Section 4.16. Opinion of Financial Advisors. Credit Suisse Securities
(USA) LLC and Morgan Stanley & Co, Incorporated have each delivered to the Special Committee, an opinion to the effect that, as of the date of this Agreement, the consideration to be received by holders of Shares (other than holders of Shares that are Affiliates of Parent or holders of Shares being contributed to Parent in connection with the Merger) in the Merger is fair, from a financial point of view, to such holders.

         Section 4.17. Affiliate Transactions. Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company's Affiliates (other than Company Subsidiaries or the Company Joint Ventures), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

         Section 4.18. Rights Agreement; Anti-Takeover Provisions. The Company does not have any stockholder rights plans in effect. The Board of Directors of the Company has taken all necessary action so that the provisions of Section 203 of the DGCL and any takeover, anti-takeover, moratorium, "fair price", "control share" or other similar Law enacted under any Law applicable to the Company (each, a "Takeover Statute") do not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub hereby represent and warrant to the Company that:

         Section 5.1. Corporate Existence and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate or limited liability company, as applicable, power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

         Section 5.2. Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub. Except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective
Time), no other corporate proceedings other than those previously taken or conducted on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally and general equitable principles.

         Section 5.3. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) compliance with the applicable requirements of the Exchange Act including the filing of the
Schedule 13E-3; (iv) compliance with any applicable foreign or state securities or blue sky laws; (v) the consents and/or notices listed in Section 4.3 of the Company Disclosure Letter; and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to adversely affect in any material respect, or prevent or materially delay the consummation of the Merger or Parent's or Merger Sub's ability to observe and perform its obligations hereunder.

         Section 5.4. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub, or any of their respective properties or assets, or (iii) require the consent, approval, or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or any event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Merger Sub or to a loss of any material benefit to which Merger Sub is entitled under any Contract.

         Section 5.5. Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub or any of their respective Affiliates specifically for inclusion in the Company Proxy Statement or Schedule 13E-3 will, at the time it is filed with the SEC, or, in the case of the Company Proxy Statement, at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 5.6. Finders' Fees. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee from the Company in connection with any of the transactions contemplated by this Agreement in the event that the Merger is not consummated.

         Section 5.7. Financing. Parent has delivered to the Company true and complete copies of (i) the commitment letter, dated as of the date of this Agreement, among Parent and Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Debt Financing Commitments"), pursuant to which the lenders party thereto have committed, subject to the terms thereof, to lend the amounts set forth therein (the "Debt Financing"), and (ii) the equity commitment letters, dated as of the date of this Agreement, from (i) Bain Capital Fund IX, L.P., (ii) KKR Millennium Fund, L.P. and KKR PEI Investments, L.P., and (iii) ML Global Private Equity Fund, L.P. (the "Equity Financing Commitments" and together with the Debt Financing Commitments, the "Financing Commitments"), pursuant to which such parties have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the "Equity Financing" and together with the Debt Financing, the "Financing"). Prior to the date of this Agreement,
(i) none of the Financing Commitments has been amended or modified, and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Each of the Equity Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and the other parties thereto. Each of the Debt Financing Commitments, in the form so delivered, is in full force and effect as of the date of this Agreement and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto for so long as it remains in full force and effect. Notwithstanding anything in this Agreement to the contrary, one or more Debt Financing Commitments may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the "New Financing Commitments") which replace existing Debt Financing Commitments and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Financing Commitments shall not (a) expand upon the conditions precedent to the Financing as set forth in the Debt Financing Commitments in any material respect or (b) reasonably be expected to delay the Closing. In such event, the term "Financing Commitments" as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the New Financing Commitments to the extent then in effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitments. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Parent has fully paid any and all commitment fees incurred in connection with the Financing Commitments. Assuming the satisfaction of the conditions set forth in Sections 8.2(a) and 8.2(b), the Financing Commitments, when funded, will provide the Surviving Corporation with financing immediately after the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article III of this Agreement.

         Section 5.8. Equity Rollover Commitment. Parent has delivered to the Company a true and complete copy of the equity rollover letter, dated as of the date hereof, from Frisco Inc. and Frisco Partners (the "Equity Rollover Commitment"), pursuant to which such party has committed to contribute to Parent that number of Shares set forth in such letter in exchange for shares of capital stock of Parent immediately prior to the Effective Time (which Shares shall be cancelled in the Merger, as provided in Section 3.1(a)). As of the date of this Agreement, the Equity Rollover Commitment is in full force and effect.

         Section 5.9. Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantees of each of (i) Bain Capital Fund IX, L.P., (ii) KKR Millennium Fund, L.P., (iii) ML Global Private Equity Fund, L.P. and (iv) Frisco Inc. and Frisco Partners (the "Guarantors") with respect to certain matters on the terms specified therein (the "Guarantees") and prior to the close of business on the third Business Day after the date of this Agreement, Parent will cause to be delivered an opinion of counsel for each Guarantor set forth in Section 5.9 of the Company Disclosure Letter, and Parent will use reasonable best efforts to cause to be delivered an opinion of counsel for each other Guarantor, in each case, in form and substance reasonably satisfactory to the Company, as to the enforceability of the Guarantee of such Guarantor and such other matters reasonably requested by the Company, which opinion has not been withdrawn or modified.

         Section 5.10. Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein, including in connection with arranging the Financing.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 6.1. Conduct of the Company and Subsidiaries. Except for matters set forth in Section 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, or as subsequently consented to in writing by Parent (which consent shall not be unreasonably withheld), from the date of this Agreement until the Effective Time, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Subsidiaries to, conduct their respective businesses in the ordinary and usual course consistent with past practice, and shall use its reasonable best efforts to (i) preserve substantially intact its and its Subsidiaries' present business organization and capital structure; (ii) maintain in effect all material Permits that are required for the Company or its Subsidiaries to carry on their respective businesses; (iii) keep available the services of present officers and key employees; and (iv) maintain the current relationships with its providers, suppliers and other Persons with which the Company or its Subsidiaries have significant business relationships. Without limiting the generality of the foregoing, and except for matters set forth in
Section 6.1 of the Company Disclosure Letter or as expressly contemplated or permitted by this Agreement, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld), the Company shall not, and shall not permit its Subsidiaries to:

                  (a) adopt any change in its organizational or governing documents;

                  (b) merge or consolidate the Company or any of its Subsidiaries with any Person (other than the Merger and other than such transactions solely among the Company and/or its wholly-owned domestic Subsidiaries that would not result in a material increase in the Tax liability of the Company or its Subsidiaries;

                  (c) sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination

         (including by formation of a material Company joint venture), other than such transactions solely among the Company and/or its wholly-owned domestic Subsidiaries that would not result in a material increase in the Tax liability of the Company or its Subsidiaries;

                  (d) (i) make any material acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation or other business combination (including by formation of a material Company joint venture); or (ii) make any material property transfers or material purchases of any property or assets, in or from any Person, in each case, other than such transactions solely among the Company and/or wholly-owned Subsidiaries of the Company;

                  (e) other than in connection with drawdowns or repayments with respect to existing credit facilities in the ordinary course of business consistent with past practice, redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any Person, other than the incurrence, assumption or guarantee of indebtedness (i) between the Company, on the one hand, and any of its Subsidiaries, on the other hand, or (ii) not in excess of $10,000,000 in the aggregate;

                  (f) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would reasonably be expected to compete with or impede the Debt Financing or cause the breach of any provisions of the Debt Financing Commitments or cause any condition set forth in the Debt Financing Commitments not to be satisfied;

                  (g) make any material loans, advances or capital contributions to, or investments in, any other Person in excess of $20,000,000 in the aggregate for all such loans, advances, contributions and investments, except for (i) transactions solely among the Company and/or wholly-owned Subsidiaries of the Company, or (ii) as required by existing contracts set forth in Section 6.1(g) of the Company Disclosure Letter;

                  (h) authorize any capital expenditures in excess of $20,000,000 in the aggregate, other than expenditures provided for in the Company's budget for the remaining portion of fiscal year 2006 (a copy of which 2006 budget has been provided to Parent) and for any portion of fiscal year 2007 prior to the Closing Date (a copy of which budget has been provided to Parent);

                  (i) pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its Subsidiaries;

                  (j) mortgage or pledge any of its material assets, tangible or intangible, or create, assume or suffer to exist any Lien thereupon (other than Permitted Liens);

                  (k) enter into or amend any Contract with any executive officer, director or other Affiliate of the Company or any of its Subsidiaries or any Person beneficially owning 1% or more of the Shares or the voting power of the Shares;

                  (l) enter into, renew, extend, amend or terminate any Contract that is or would be material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

                  (m) (i) split, combine or reclassify any Company Securities or amend the terms of any Company Securities, (ii) declare, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than (x) a dividend or distribution by a wholly-owned Subsidiary of the Company to its parent corporation in the ordinary course of business, (y) payment on September 1, 2006 of the previously declared regularly quarterly dividend of $0.17 per Share, and (z) payment of a regular quarterly dividend not to exceed $0.17 per share for the fourth quarter of 2006; provided, that the record date for such dividend shall be no earlier than December 1, 2006 and that no such dividend shall be payable if the Effective Time occurs on or prior to the record date; (iii) issue or offer to issue any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with (A) the exercise of Company Options outstanding on the date of this Agreement in accordance with their original terms, (B) the withholding of Company Securities to satisfy Tax obligations with respect to Company Options or Restricted Shares,
         (C) the acquisition by the Company of Company Securities in connection with the net exercise of Company Options in accordance with the terms thereof and (D) acquisitions by or issuances to Company Benefit Plans identified in Section 6.1(m) of the Company Disclosure Letter in the ordinary course of business consistent with past practice;

                  (n) except as required pursuant to existing written agreements or Company Benefit Plans in effect on the date of this Agreement or as required by applicable Law, (i) adopt, amend in any material respect or terminate any Company Benefit Plan, (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (iii) except in connection with promotions or new hires made in the ordinary course of business consistent with past practice, increase in any manner the cash compensation or welfare or pension benefits of Company Employees, or (iv) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to any Company Benefit Plan are made or determined;

                  (o) settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that do not exceed $10,000,000 in the aggregate (net of insurance recoveries) and do not impose any material restrictions on the business or operations of the Company or any of its Subsidiaries or any Company Joint Venture;

                  (p) other than in the ordinary course of business consistent with past practice or except to the extent required by Law, make or change any material Tax election, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes of the Company or any of its Subsidiaries, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

                  (q) make any change in financial accounting methods or method of Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Material Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

                  (r) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Material Subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto, (other than the Merger and other than such transactions solely among the Company and/or its wholly-owned domestic Subsidiaries that would not result in a material increase in the Tax liability of the Company or its Subsidiaries);

                  (s) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; or

                  (t) authorize, agree or commit to do any of the foregoing.

         Section 6.2. Conduct of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

         Section 6.3. No Control of Other Party's Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

         Section 7.1. Stockholder Meeting; Proxy Material. (a) The Company shall
(i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") for the purpose of having this Agreement adopted by the stockholders of the Company in accordance with applicable Law as promptly as reasonably practicable after the SEC clears the Company Proxy Statement and the Schedule 13E-3, (ii) use reasonable best efforts to solicit the adoption of this Agreement by the stockholders of the Company, and (iii) subject to the immediately succeeding sentence, include in the Company Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement (the "Recommendation"). Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (x) withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Recommendation or (y) take any other action or make any other public statement in connection with the Company Stockholder Meeting inconsistent with such Recommendation (any action described in this clause (x) or (y) being referred to as a "Recommendation Withdrawal"); provided, that at any time prior to obtaining the Requisite Stockholder Vote, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) may effect a Recommendation Withdrawal (subject to the Company having complied with its obligations under Section 7.4) if such Board of Directors (or the Special Committee, as applicable) determines in good faith (after consultation with outside counsel) that failure to take such action could violate its fiduciary duties under applicable Law. Notwithstanding any Recommendation Withdrawal, unless this Agreement is terminated pursuant to, and in accordance with, Section 9.1, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting this Agreement. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Company Proxy Statement or Schedule 13E-3, as applicable, so that the Company Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company's stockholders.

                  (b) In connection with the Company Stockholder Meeting, the Company will (i) as promptly as reasonably practicable (and, with respect to filing with the SEC, in any event within 15 Business Days from the date of this Agreement) prepare and file with the SEC the Company Proxy Statement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholder Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholder Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Company Proxy Statement, the Company and Merger Sub will cooperate to (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the
         Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) have cleared by the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting.

         Section 7.2. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities or other Persons. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event within 15 Business Days) and to make, or cause to be made, the filings and authorizations, if any, required under the Other Antitrust Laws of jurisdictions other than the United States as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the Other Antitrust Laws of jurisdictions other than the United States and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.2 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or the Other Antitrust Laws of jurisdictions other than the United States as soon as practicable. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

                  (b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the --- Department of Justice (the "DOJ") or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

                  (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 7.2(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby; provided, however, that no party shall be required to, and the Company may not (without the prior written consent of Merger Sub) take any such actions to resolve any such objections or suits which actions would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                  (d) Subject to the obligations under Section 7.2(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

         Section 7.3. Access to Information. (a) Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice (i) such access to the offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub reasonably may request and (ii) all documents that Merger Sub reasonably may request. Notwithstanding the foregoing, Parent, Merger Sub and their respective Representatives shall not have access to any books, records and other information the disclosure of which would, in the Company's good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information. The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

                  (c) All information obtained pursuant to this Section 7.3 shall be kept confidential in accordance with the applicable Confidentiality Agreement.

         Section 7.4. Solicitation. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on September 12, 2006 (the "No-Shop Period Start Date"), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives ("Representatives") shall have the right (acting under the direction of the Special Committee) to directly or indirectly:
(i) initiate, solicit and encourage Company Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as hereinafter defined); provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

                  (b) Subject to Section 7.4(c), from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Company, the Company's Subsidiaries nor any of their respective Representatives shall, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 7.4(c) and except with respect to any Company Acquisition Proposal received prior to the No-Shop Period Start Date with respect to which the requirements of Sections 7.4(c)(i), (ii) and (iii) have been satisfied as of the No-Shop Period Start Date (any such Person so submitting a Company Acquisition Proposal, an "Excluded Party"), as determined, with respect to any Excluded Party, by the Special Committee no later than the later of (i) the No-Shop Period Start Date and (ii) the Business Day following the date on which the Company received such Excluded Party's written Company Acquisition Proposal (it being understood, that following the No-Shop Period Start Date until such time as the Special Committee determines that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would be prohibited from taking with respect to a non-Excluded Party pursuant to Section 7.4(c)), on the No-Shop Period Start Date the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition Proposal. Notwithstanding anything contained in Section 7.4 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Company Acquisition Proposal made by such party fails, in the reasonable judgment of the Special Committee, to satisfy the requirements of
         Section 7.4(c).

                  (c) Notwithstanding anything to the contrary contained in
         Section 7.4(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee if such committee still exists) believes in good faith to be bona fide, (ii) the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and
         (iii) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith that the failure to take such action could violate its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Notwithstanding anything to the contrary contained in Section 7.4(b) or this Section 7.4(c), prior to obtaining the obtaining the Requisite Stockholder Vote, the Company shall be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party. From and after the No-Shop Period Start Date, the Company shall promptly (within one Business Day) notify Parent in the event it receives a Company Acquisition Proposal from a Person or group of related Persons, including the material terms and conditions thereof, and shall keep Parent apprised as to the status and any material developments, discussions and negotiations concerning the same on a current basis (and in any event no later than 48 hours after the occurrence of such developments, discussions or negotiations). Without limiting the foregoing, the Company shall promptly (within one Business
         Day) notify Parent orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Company Acquisition Proposal from a Person or group of related Persons pursuant to this Section 7.4(c). Within 24 hours of the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and provide Parent a written summary of the material terms and conditions of each Company Acquisition Proposal received from any Excluded Party.

                  (d) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Requisite Stockholder Vote, the Company receives a Company Acquisition Proposal which the Board of Directors of the Company (acting through the Special Committee, if such committee still exists) concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (ii) below, the Board of Directors of the Company (acting through the Special Committee, if such committee still exists) may (x) effect a Recommendation Withdrawal and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors of the Company (acting through the Special Committee, if such committee still exists) determines in good faith, after consultation with outside counsel, that failure to take such action could violate its fiduciary duties under applicable Law; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 9.2(a); and provided, further, that the Board of Directors may not effect a Recommendation Withdrawal pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

                           (i) the Company shall have provided prior written
                  notice to Parent and Merger Sub, at least five calendar days in advance (the "Notice Period"), of its intention to effect a Recommendation Withdrawal in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and

                           (ii) prior to effecting such Recommendation
                  Withdrawal or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal.

         In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 7.4(d) with respect to such new written notice, except that the Notice Period shall be reduced to three Business Days.

                  (e) The Company agrees that any violations of the restrictions set forth in this Section 7.4 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section
         7.4 by the Company.

                  (f) As used in this Agreement, the term:

                           (i) "Acceptable Confidentiality Agreement" means a
                  confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements;

                           (ii) "Company Acquisition Proposal" means any
                  inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole);

                           (iii) "Superior Proposal" means a Company Acquisition
                  Proposal that the Board of Directors of the Company (acting through the Special Committee, if such committee still exists) in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby (x) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm), (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Law; provided that for purposes of the definition of "Superior Proposal", the references to "15% or more" in the definition of Company Acquisition Proposal shall be deemed to be references to "a majority".

                  (g) Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, any such disclosure (other than a "stop, look and listen" letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of the Company (acting through the Special Committee if such committee still exists) expressly publicly reaffirms at least two Business Days prior to the Company Stockholder Meeting its recommendation in favor of the adoption of this Agreement.

                  (h) The parties hereby agree that, in order to facilitate any due diligence process that one or more third parties, who have been provided with and have agreed in writing to comply with the subject matter limitations of this section, may undertake in connection with a Company Acquisition Proposal, Dr. Thomas F. Frist, Jr. ("Dr. Frist") shall not be prevented from engaging in a due diligence discussion with each such third party regarding the Company if specifically requested to do so by the Special Committee or Credit Suisse Securities (USA) LLC; provided, however, that the parties acknowledge and agree that except for public disclosure obligations required by applicable law,
         (i) Dr. Frist shall not be permitted to disclose to such third party any information regarding the transactions contemplated by this Agreement, or any agreements, understandings or arrangements in connection therewith or any assumptions, information, evaluations or views of Parent and its Affiliates and (ii) Dr. Frist shall not be permitted to have any discussions, agreements, understandings or arrangements with any third party regarding any participation, investment, involvement or interest of any nature whatsoever in any form of transaction similar to, or in the alternative to, the transactions contemplated by this Agreement, including the Merger.

         Section 7.5. Director and Officer Liability.

                  (a) From and after the Effective Time, the Surviving Corporation shall to the greatest extent permitted by Law to indemnify and hold harmless (and comply with all of the Company's and its Subsidiaries' existing obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative ("Damages"), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time, including, without limitation, the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; and
         (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

                  (b) As of the Effective Time, the Company shall have purchased, and, following the Effective Time, the Surviving Corporation shall maintain, a tail policy to the current policy of directors' and officers' liability insurance maintained on the date hereof by the Company (the "Current Policy") which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous, in the aggregate, than the coverage currently provided by the Current Policy; provided, however, that in no event shall the Surviving Corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company under the Current Policy (the "Insurance Amount"); provided, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Company shall be obligated to obtain, and the Surviving Corporation shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the Insurance Amount.

                  (c) This Section 7.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume and honor the obligations set forth in this Section 7.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims under any such policies.

         Section 7.6. Takeover Statutes. The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

         Section 7.7. Public Announcements. Except with respect to any Recommendation Withdrawal or any action taken pursuant to, and in accordance with, Section 7.4 or Article IX, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law or any listing agreement with the New York Stock Exchange, will not issue any such press release or make any such public statement without the consent of the other parties (not to be unreasonably withheld or delayed).

         Section 7.8. Notice of Current Events. From and after the date of this Agreement until the Effective Time, the Company and Parent shall promptly notify each other orally and in writing of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

         Section 7.9. Employee Matters.

                  (a) Without limiting any additional rights that any Company Employee employed by the Company or any of its Subsidiaries at the Effective Time ("Current Employee") may have under any Company Benefit Plan, the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, shall maintain for each Current Employee (i) his or her salary or hourly wage rate, commission structure and opportunities, and/or target cash bonus opportunities under annual programs (but, except as otherwise agreed with Parent or the Surviving Corporation, excluding any equity or equity equivalent award opportunities, and any other equity-based compensation) (collectively, "Compensation"), that in the aggregate are no less favorable than, and
         (ii) severance, pension and welfare benefits (excluding any value attributable to any equity-based benefits) provided under the Company Benefit Plans that in the aggregate are no less favorable than, the Compensation and benefits, as applicable, maintained for and provided to such Current Employees immediately prior to the Effective Time; provided, however, that subject to the foregoing and Section 7.9(c), nothing herein shall prevent the amendment or termination of any Company Benefit Plans or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 7.9 shall limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Current Employee at any time.

                  (b) As of and after the Effective Time, the Surviving Corporation shall give Current Employees full credit for all purposes (but not benefit accruals under any newly-established defined benefit pension plans, except for vacation and severance, if applicable, under the Company Benefit Plans), under any new employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Current Employees as of and after the Effective Time by the Surviving Corporation or any of its Subsidiaries for the Company Employees' service with the Company, its Subsidiaries and their predecessor entities (each, a "Surviving Corporation Plan") to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Surviving Corporation Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA), the Surviving Corporation or its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, for the applicable plan year in which the

         Closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

                  (c) In connection with the foregoing, (i) prior to the Effective Time, the Company shall take all actions necessary to eliminate any obligation of the Company or any of its Subsidiaries to make any contributions to any grantor trust maintained for the benefit of participants with respect to obligations under the Company Supplemental Executive Retirement Plan (the "SERP") or any other non-qualified retirement plan, and (ii) prior to the Effective Time, the Company shall take all actions necessary to provide that the SERP shall, except as may be required by applicable Law, in no event be terminated, or amended in a manner that would adversely affect any of the participants in the SERP as of the date hereof, at least until such time as each such participant has become fully vested in the maximum benefit available to each such participant under the SERP (including achieving the maximum years of service under the SERP).

                  (d) At the Effective Time, each of the nine "Covered Officers" (as defined in the Company's 2005 Equity Incentive Plan) who are participants in the Company's 2006 Senior Officer Performance Excellence Program (the "PEP") will be paid out in cash at the level of their "2006 Target" bonus amount set forth in the PEP, pursuant to the terms of the Company's 2005 Equity Incentive Plan. The Company may take all actions necessary to effectuate the provisions of this Section 7.9(d).

                  (e) The provisions of this Section 7.9 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.9) under or by reason of any provision of this Agreement.

         Section 7.10. Financing. (a) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; provided that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries; provided further that, any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, (iv) furnishing Parent and its Financing sources as promptly as practicable (and in any event no later than 25 Business Days prior to the End Date) with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Debt Financing Commitments at the time during the Company's fiscal year such offerings will be made (the "Required Financial Information"), (v) using reasonable best efforts to obtain accountants' comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent, (vi) providing monthly financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company's current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time; provided that, subject to taking the actions required by clause (ix) below, the Company shall not be required to enter into any purchase agreement for any high-yield debt financing (other than bridge financing), (ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high yield debt financing, by the Surviving Corporation immediately following the Effective Time, and (x) assisting Parent with any presentation to the SEC with regard to the recording of the Merger as a recapitalization for financial reporting purposes in accordance with GAAP and cooperating in good faith with Parent, if so requested by Parent, in order to develop alternative means of recording the Merger as a recapitalization for financial reporting purposes in accordance with GAAP; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or the Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of it Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. All non-public or otherwise confidential information regarding the Company obtained by Parent, Merger Sub or their Representatives pursuant to this Section 7.10(a) shall be kept confidential in accordance with the Confidentiality Agreement.

                  (b) Parent shall use its reasonable best efforts to arrange the Debt Financing as promptly as practicable taking into account the expected timing of the Marketing Period and the End Date on the terms and conditions described in the Debt Financing Commitments, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control. In the event that all conditions to the Financing Commitments (other than in connection with the Debt Financing, the availability or funding of any of the Equity Financing) have been satisfied in Parent's good faith judgment, and subject in the case of bridge financing to the fifth sentence of this
         Section 7.10(b), Parent shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date (including by taking enforcement action to cause such lenders and other Persons providing such Financing to fund such Financing). In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period or if, earlier, the End Date. Parent shall keep the Company reasonably apprised of material developments relating to the Financing. For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (y) all closing conditions contained in Article VIII (other than those contained in Section 8.2(c) and Section 8.3(c)) shall have been satisfied or waived and (z) the bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge financing obtained in accordance with this Agreement) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used to replace such high yield financing no later than the final day of the Marketing Period or, if earlier, the End Date. For purposes of this Agreement, "Marketing Period" shall mean the first period of 20 consecutive Business Days after the date hereof throughout which (A) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 7.10(a) and (B) the conditions set forth in Section 8.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections8.2(a) or 8.2(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided, that if the Marketing Period has not ended on or prior to December 19, 2006, the Marketing Period shall commence no earlier than January 2, 2007; and provided, further, that the "Marketing Period" shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Ernst &Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Reports.

                  (c) Notwithstanding anything in the Confidentiality Agreements to the contrary, Parent, Merger Sub and their respective Affiliates may enter into discussions, negotiations, arrangements or understanding with respect to equity financing or equity financing commitments in respect of the Merger or the other transactions contemplated by the Merger Agreement with any Person listed on Section 7.10(c) of the Company Disclosure Letter.

         Section 7.11. Actions with Respect to Existing Debt. As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall commence offers to purchase with respect to all of the outstanding aggregate principal amount of those series of the Company debt securities listed on Schedule 7.11 (the "Short-Dated Notes"), on such terms and conditions, including pricing terms, that are proposed, from time to time, by Parent (each a "Debt Tender Offer" and collectively, the "Debt Tender Offers") and Parent shall assist the Company in connection therewith. Notwithstanding the foregoing, the closing of the Debt Tender Offers shall be conditioned on the occurrence of the Closing, and the parties shall use their reasonable best efforts to cause the Debt Tender Offers to close on the Closing Date. The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation requested by Parent in connection with the Debt Tender Offers. With respect to any series of Short-Dated Notes, if requested by Parent in writing, in lieu of commencing a Debt Tender Offer for such series (or in addition thereto), the Company shall, to the extent permitted by the Indenture and the Debt Securities (as defined in the Indenture) for such Short-Dated Notes, (A) issue not less than 30 days and not more than 60 days prior to the Effective Time a notice of optional redemption for all of the outstanding aggregate principal amount of Short-Dated Notes of such series pursuant to
Section 1204 of the Indenture or (B) take any actions reasonably requested by Parent to facilitate the satisfaction and/or discharge of such series pursuant to Section 401 or Article 14 of the Indenture, and shall redeem or satisfy and/or discharge, as applicable, such series in accordance with the terms of the Indenture at the Effective Time; provided that prior to the Company being required to take any of the actions described in clause (A) or (B) above that cannot be conditioned upon the occurrence of the Closing, Parent shall have, or shall have caused to be, deposited with the trustee under the Indenture sufficient funds to effect such redemption or satisfaction and discharge. If this Agreement is terminated (other than pursuant to Section 9.1(c)(ii) or 9.1(d)) prior to the consummation of the Merger, Parent shall reimburse the Company for its reasonable out-of-pocket fees and expenses incurred pursuant to, and in accordance with, this Section 7.11. If the Effective Time does not occur, Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective officers and directors and each Person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act from and against any and all damages suffered or incurred by them in connection with any actions taken pursuant to this Section 7.11; provided, however, that Parent shall not have any obligation to indemnify and hold harmless any such party or Person to the extent that any such damages suffered or incurred arose from disclosure regarding the Company that is determined to have contained a material misstatement or omission.

         Section 7.12. Actions with Respect to Foundation Options and HTI Warrant. As soon as practicable following the date of this Agreement, (a) the Company shall use its reasonable best efforts to obtain such consents as are necessary under the HTI Warrant to amend the HTI Warrant in order to provide for the cancellation of the HTI Warrants immediately prior to the Effective Time in exchange for the payment by the Surviving Corporation to each holder thereof of cash in an amount equal to (A) the number of shares of Common Stock subject to the HTI Warrant held by such holder multiplied by (B) the excess of the Merger Consideration over the per share exercise price applicable to the HTI Warrant and (b) recommend to the board of directors (or equivalent governing body) of HCA Healthcare Foundation Inc. that the Foundation Options be exercised prior to the Effective Time.

         Section 7.13. Insurance Matters. To the extent requested by Parent, the Company shall use its reasonable best efforts to purchase by the Effective Time tail policies to the current fiduciary liability and excess hospital professional liability polices maintained on the date hereof by the Company and its Subsidiaries, which tail policies shall be effective for a period from the Effective Time through a reasonable period specified by Parent and shall contain the coverage and amount reasonably requested by Parent.

         Section 7.14. Section 16(b). The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

         Section 7.15. Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company. Upon the request of Parent, as specified by Parent reasonably in advance of the Closing, the Company will seek to obtain the resignation of all directors of Subsidiaries of the Company, in each case, effective at the Effective Time.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

         Section 8.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Vote.

                  (b) Regulatory Approval. Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been terminated.

                  (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or agency of competent jurisdiction or other Law shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger.

         Section 8.2. Conditions to the Obligations of Parent and Merger Sub.

         The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver of the following further conditions:

                  (a) Representations and Warranties. The representations and warranties (i) set forth in Section 4.5 shall be true and correct in all material respects as of the Effective Time as if made at and as of such time, (ii) set forth in Section 4.6(a) shall be true and correct in all respects as of the Effective Time as if made at and as of such time, except in the case of this clause (ii) where the failure to be so true and correct has not had a material adverse effect on Parent's ability to obtain the Debt Financing on the terms and conditions set forth in the Debt Financing Commitments, (iii) set forth in Section 4.14(b) shall be true and correct in all material respects as of the Effective Time as if made at and as of such time, and (iv) set forth in
         Article IV, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct as of the Effective Time as if made at and as of such time (without giving effect to any qualification as to "Material Adverse Effect" set forth therein), except in the case of this clause (iv) where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company; provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

                  (c) Officer's Certificate. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b).

         Section 8.3. Conditions of the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or valid waiver of the following further conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct as of the Effective Time as if made at and as of such time and those which are not so qualified shall be true and correct in all material respects as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be so true would not prevent the consummation of the Merger; provided that representations made as of a specific date shall be required to be true as of such date only.

                  (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

                  (c) Officer's Certificate. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b).

                                   ARTICLE IX
                                   TERMINATION

         Section 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior adoption of this Agreement by the stockholders of the Company):

                  (a) by mutual written consent of the Company, on the one hand, and Parent or Merger Sub, on the other hand;

                  (b) by either the Company, on the one hand, or Parent or Merger Sub, on the other hand, if:

                           (i) the Effective Time shall not have occurred on or
                  before December 19, 2006, or if the Marketing Period has not ended on or before December 19, 2006 (the "End Date"), the End Date shall be extended to January 31, 2007 (and in such event the term "End Date" shall mean January 31, 2007); unless the failure of the Effective Time to occur by such date is the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement;

                           (ii) there shall be any final and nonappealable Law
                  that makes consummation of the Merger illegal or otherwise prohibited; or

                           (iii) at the Company Stockholder Meeting or any
                  adjournment thereof at which this Agreement has been voted upon, the stockholders of the Company fail to adopt this Agreement by the Requisite Stockholder Vote;

                  (c) by the Company:

                           (i) if a breach of any representation, warranty,
                  covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 8.3(a) or (b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a) or 8.2(b) not to be satisfied;

                           (ii) prior to obtaining the Requisite Stockholder
                  Vote, in accordance with, and subject to the terms and conditions of, Section 7.4(d); or

                           (iii) if all of the conditions set forth in Sections
                  8.1, 8.2(a) and 8.2(b) have been satisfied and Parent has failed to consummate the Merger no later than 5 calendar days after the final day of the Marketing Period.

                  (d) by Parent or Merger Sub, if:

                           (i) a breach of any representation, warranty,
                  covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 8.2(a) or (b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a) or 8.3(b) not to be satisfied; or

                           (ii) the Board of Directors of the Company or any
                  committee thereof (A) shall have effected a Recommendation Withdrawal, or publicly proposed to effect a Recommendation Withdrawal, (B) shall have approved or recommended to the stockholders of the Company a Company Acquisition Proposal other than the Merger, or shall have resolved to effect the foregoing or (C) the Company fails to include the Recommendation in the Company Proxy Statement.

         Section 9.2. Termination Fee. (a) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) or by Parent or Merger Sub pursuant to Section 9.1(d)(ii), then the Company shall pay the Termination Fee as directed in writing by Parent, at or prior to the time of termination in the case of a termination pursuant to Section 9.1(c)(ii) or as promptly as possible (but in any event within two Business Days) following termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii).

                  (b) In the event that this Agreement is terminated by Parent or Merger Sub, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(iii) (or is terminated by the Company pursuant to a different section of Section 9.1 at a time when this Agreement was terminable pursuant to Section 9.1(b)(iii)) or by Parent or Merger Sub pursuant to Section 9.1(d)(i) (or is terminated by the Company pursuant to a different section of Section 9.1 at a time when this Agreement was terminable pursuant to Section 9.1(d)(i)) and, at any time after the date of this Agreement and prior to the Company Stockholder Meeting (in the case of a termination pursuant to Section 9.1(b)(iii)) or prior to the breach giving rise to the right of termination (in the case of a termination pursuant to Section 9.1(d)(i)), a bona fide, written Company Acquisition Proposal involving the purchase of not less than a majority of the outstanding voting securities of the Company shall have been publicly announced or publicly made known and, in the case of termination pursuant to Section 9.1(b)(iii), not publicly withdrawn at least two Business Days prior to the Company Stockholder Meeting, and, if within twelve months after such termination pursuant to Section 9.1(b)(iii) or Section 9.1(d)(i) the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Acquisition Proposal involving the purchase of not less than a majority of the outstanding voting securities of the Company (whether or not the same as that originally announced or consummated), then, on the date of such execution or consummation, the Company shall pay the Termination Fee as directed in writing to Parent, less the amount of any Parent Expenses previously paid to Parent by the Company.

                  (c) In the event that this Agreement is terminated by Parent or Merger Sub, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(iii) (or is terminated by the Company pursuant to a different section of Section 9.1 at a time when this Agreement was terminable pursuant to Section 9.1(b)(iii)) or by Parent or Merger Sub pursuant to Section 9.1(d)(i) (or is terminated by the Company pursuant to a different section of Section 9.1 hereof at a time when this Agreement was terminable pursuant to Section 9.1(d)(i)) under circumstances in which the Termination Fee is not payable pursuant to this Section 9.2, then the Company shall pay as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Parent's actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement ("Parent Expenses") as directed by Parent in writing, which amount shall not be greater than $50 million; provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 9.2(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 9.2(c); and provided, further that the payment by the Company of Parent Expenses pursuant to this Section 9.2(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 9.2(b) except to the extent indicated in Section 9.2(b).

                  (d) In the event that this Agreement is terminated by the Company pursuant to (i) Section 9.1(b)(i) and at the time of such termination the conditions set forth in Sections 8.1, 8.2(a) and 8.2(b) have been satisfied, (ii) Section 9.1(c)(i) and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions set forth in Section 8.1, 8.2(a) and 8.2(b) not to be satisfied on or prior to the End Date, or (iii) Section 9.1(c)(iii), then Parent shall pay the Company the Termination Fee as promptly as possible (but in any event within two Business Days) following such termination by the Company.

                  (e) Any amount that becomes payable pursuant to Section 9.2(a), 9.2(b) or 9.2(c) or 9.2(d) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

                  (f) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this
         Section 9.2 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to Parent or Merger Sub pursuant to this Section 9.2 within the time periods specified in this
         Section 9.2 or Parent fails to pay the Company any amounts due to the Company pursuant to this Section 9.2 within the time periods specified in this Section 9.2, the Company or Parent, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent or the

         Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. Notwithstanding anything to the contrary in this Agreement, the Company's right to receive payment of the Termination Fee from Parent pursuant to this Section 9.2 or the guarantee thereof pursuant to the Guarantees shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, the Guarantors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of Parent, Merger Sub, the Guarantors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to the second sentence of this Section 9.2(f) and the indemnification and reimbursement obligations of Parent contained in Sections 7.10(a) and 7.11, and that Parent and Merger Sub shall also be obligated with respect to the provisions of Sections 7.3(c) and the last sentence of Section 7.10(a), it being understood that no other Person (including the Guarantors) shall have any liability or obligation under or with respect to such Sections 7.3(c) and such last sentence of Section 7.10(a).

         Section 9.3. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that the Guarantees referred to in Section 5.9, the indemnification and reimbursement provisions of Sections 7.10(a) and 7.11, and the provisions of Section 7.3(c), the last sentence of Section 7.10(a), Sections 9.2 and 9.3 and Article X will survive the termination hereof; provided, however, that nothing herein shall relieve the Company from liabilities for Damages incurred or suffered by Parent or Merger Sub as a result of any willful breach by the Company of any of its representations, warranties, covenants or other agreements set forth in this Agreement that would reasonably be expected to cause any of the conditions set forth in Sections 8.1, 8.2(a) or 8.2(b) not to be satisfied.

                                   ARTICLE X
                                  MISCELLANEOUS

         Section 10.1. Notices. All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:

                  if to Parent or Merger Sub, to:

                           c/o:

                           ML Global Private Equity Fund, L.P.
                           c/o Merrill Lynch Global Private Equity

                           Four World Financial Center, Floor 23
                           New York, NY 10080
                           Attention: George A. Bitar
                           Christopher Birosak
                           Fax: (212) 449-1119

                           c/o:
                           Bain Capital Fund IX, L.P.
                           c/o Bain Capital Partners, LLC
                           111 Huntington Avenue
                           Boston, MA 02199
                           Attention: Chris Gordon
                           Fax: (617) 516-2010

                           c/o:
                           KKR Millennium Fund, L.P.
                           c/o Kohlberg Kravis Roberts & Co. L.P.
                           2800 Sand Hill Road, Suite 200
                           Menlo Park, CA 94025
                           Attention: James C. Momtazee
                           Fax: (650) 233-6584

                  with a copy (which shall not constitute notice) to:

                           Simpson Thacher & Bartlett LLP
                           425 Lexington Avenue
                           New York, New York 10017
                           Attention:  David J. Sorkin, Esq.
                           Fax: (212) 455-2502

                  if to the Company, to:

                           HCA Inc.
                           One Park Plaza
                           Nashville, TN 37203
                           Attention: General Counsel
                           Fax: (615) 344-1531

                  with copies (which shall not constitute notice) to:

                           Bass, Berry & Sims PLC
                           AmSouth Center
                           315 Deaderick Street
                           Suite 2700
                           Nashville, Tennessee 37238
                           Attention:  James H. Cheek III., Esq.

                                       J. Page Davidson, Esq.
                           Fax: (615) 742-6293

                           Shearman & Sterling LLP
                           599 Lexington Avenue
                           New York, New York 10022
                           Attention: Clare O'Brien, Esq.
                                      Creighton O'M. Condon, Esq.
                           Fax: (212) 848-7179


or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

         Section 10.2. Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent. Each of Parent, Merger Sub and the Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is expressly the subject of any representation or warranty set forth in this Agreement.

         Section 10.3. Expenses. Except as otherwise expressly provided in Sections 7.10, 7.11 and 9.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         Section 10.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (in the case of the Company, acting through the Special Committee if such committee still exists) at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which under applicable Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 10.5. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein; provided that for so long as the Special Committee exists, the Company may not take any such action unless previously authorized by the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

         Section 10.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that each of Parent and Merger Sub may assign all or any of its rights and obligations hereunder to any Affiliate of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

         Section 10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         Section 10.8. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 7.5.

         Section 10.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

         Section 10.10. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

         Section 10.11. Remedies. (a) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Parent and Merger Sub for such losses or damages shall be limited to $500 million and any amounts owed pursuant to Sections 7.10(a) and 7.11, (ii) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee, and (iii) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub, the Guarantors, or their respective Representatives and Affiliates in connection therewith.

                  (b) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 9.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company's sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Sections 9.2(d) and 10.11(a); provided, however, that the Company shall be entitled to specific performance against Parent and Merger Sub to prevent any breach by Parent or Merger Sub of Section 7.3(c) and the last sentence of Section 7.10(a).

         Section 10.12. Jurisdiction.

                  (a) In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY

         TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

         Section 10.13. Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.




                            [signature page follows]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.



                                     HCA INC.



                                     By: /s/ Jack O. Bovender, Jr.
                                         --------------------------------------
                                         Name: Jack O. Bovender, Jr.
                                         Title: Chairman and Chief Executive
                                                Officer

                                     HERCULES HOLDING II, LLC



                                     By: /s/ Chris Gordon
                                         --------------------------------------
                                         Name: Chris Gordon
                                         Title: President


                                     HERCULES ACQUISITION CORPORATION



                                     By: /s/ Chris Gordon
                                         --------------------------------------
                                         Name: Chris Gordon
                                         Title: President